Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Forest City Enterprises, Inc. of our report dated March 27, 2013, relating to our audits of the balance sheets of Uptown Housing Partners, LP as of December 31, 2012 and 2011 and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2012 which appear in Forest City Enterprises, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2013.
/s/ McGladrey, LLP

Cleveland, Ohio
October 2, 2013